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                                                                     Exhibit B-5

                                 WRITTEN CONSENT
                       IN LIEU OF AN ANNUAL MEETING OF THE
                               SOLE STOCKHOLDER OF
                         TRI-STAR GAS TECHNOLOGIES, INC.
                              DATED APRIL 11, 2001


        The undersigned, being the sole stockholder of Tri-Star Gas Technologies, Inc., a Delaware corporation (the "Corporation"), in lieu of an annual meeting and pursuant to the authority of Section 228(a) of the Delaware General Corporation Law, does hereby consent to the adoption of the following resolutions without a meeting and directs the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the stockholders of the
Corporation:

                            AMENDMENTS OF THE BY-LAWS

        WHEREAS, the sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws of the Corporation to change the annual meeting date of the stockholders from "the first Monday of June" in each year to the "second Wednesday in April" in each year (the "First Amendment").

        WHEREAS, the By-Laws of the Corporation state that the number of directors which shall constitute the Board shall be not less than two (2) nor more than fifteen (15).

        WHEREAS, the sole stockholder desires to amend the By-Laws to change the range in the number of directors to not less than one (1) nor more than three
(3) (the "Second Amendment").

        NOW, THEREFORE, BE IT RESOLVED, that both the First Amendment and the Second Amendment be and hereby are authorized, confirmed and approved.

        FURTHER RESOLVED, that Article I, Paragraph 1 of the By-Laws of the Corporation be, and hereby is amended to read as follows:

                     "ARTICLE II - MEETINGS OF STOCKHOLDERS

        Section 2. Annual meetings of stockholders shall be held on the second Wednesday in April if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by


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        a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meting."




        FURTHER RESOLVED, that Article III, Section 1 of the By-Laws of the Corporation be, and hereby is amended to read as follows:

                            'ARTICLE III - DIRECTORS

        The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than three (3). The number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders."



                                  Columbia Energy Group Capital Corporation, a
                                  Delaware corporation

                                  /s/ Michael W. O'Donnell, President

                                  Being the Sole Stockholder of the Corporation